FROHLING, HUDAK & PELLEGRINO, LLC
                               COUNSELLORS AT LAW

425 Eagle Rock Avenue                                        Newark, NJ 07101
Roseland, NJ 07068                                            (973) 622-2800
     (973) 226-4600
FAX  (973) 226-0969
                                                              Please Reply to:
                                                              [X] Roseland
                                                              [ ] Newark

                                                   May 1, 2000


John Threshie, Jr.
President
The Tirex Corporation
3828 rue St. Patrick
Montreal, Quebec H4E1A4

         Re:      The Tirex Corporation

Dear Mr. Threshie:

         We are pleased that you have appointed our firm as General Securities Counsel for the Company for the year 2000. Our appointment will be on the following basis:

         1. We will continue to bill on a monthly basis at the rates that have been previously approved and in accordance with the letter of Engagement.

         2. We have appointed Linda Pellegrino the consultant to the Company responsible for consulting with the Company on all legal matters supported by other members of the law firm and its staff.

         3. The term of this engagement will be from May 1, 2000 until April 30, 2001.

         4. There will be a reserved grant of one million shares of common stock to be distributed periodically through the period of the agreement.

         5. In the event that the Company is not able to fully discharge all legal bills by the payment of cash the firm has agreed to convert no less than to two-thirds (2/3) of all said bills into Common Stock at the same conversion rate offered to officers and directors of the Company, provided the Company's cash position does not permit payment of invoices in cash.

         May 1, 2000
         page 2

         Please acknowledge your agreement with the terms of this consulting arrangement by affixing your signature to this copy.

                                             Sincerely yours,


                                             /s/ JOHN B.M. FROHLING
                                             -----------------------------------
                                             JOHN B.M. FROHLING


AGREED TO AND ACCEPTED
THIS 1ST DAY OF  MAY, 2000

THE TIREX CORPORATION


By /s/ JOHN THRESHIE
   -----------------------------
       JOHN THRESHIE, PRESIDENT


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